OncoSec Provides Letter to Shareholders Regarding Recently-Announced $30

Million USD Strategic Investment at a Premium to Market

SAN DIEGO and PENNINGTON, N.J., Oct. 21, 2019 /PRNewswire/ — OncoSec Medical Incorporated (OncoSec) (NASDAQ: ONCS), a company developing late-stage intratumoral cancer immunotherapies, today released the following Letter to Shareholders from CEO Daniel J. O’Connor regarding the recently-announced strategic transaction with Grand Decade Developments Limited, a direct wholly-owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (CGP) (HKG:512) and its affiliate, Sirtex Medical US Holdings, Inc. (Sirtex).

Dear Fellow OncoSec Shareholders,

On Thursday, October 10, 2019, we announced an important strategic transaction with China Grand Pharmaceutical and Healthcare Holdings (CGP) and its U.S. affiliate, Sirtex Medical Holdings, Inc. (Sirtex) that we believe is in the best interest for all OncoSec shareholders1. In summary, upon approval of our shareholders, this transaction would bring a $30 million cash infusion at a premium to our recent price per share and fund both of our ongoing KEYNOTE clinical trials of TAVO in combination with Merck’s KEYTRUDA® to completion.

Over the next several weeks, we will be actively communicating with you regarding the shareholder value this strategic transaction creates.

While we believe there are numerous shareholder positives, we wish to begin by calling to your attention several very important benefits of this strategic transaction:

●	Should CGP seek to offer to acquire the outstanding shares of OncoSec within the 12 months following the closing of the transaction, the offer price for the outstanding shares of OncoSec must be the greater of $4.50 per share or 110% of the last closing stock price of the common stock on the date prior to making such an offer. This is not a right to acquire the outstanding shares of OncoSec for $4.50 or higher, but rather the ability to offer to do so. The OncoSec Board is not obligated to accept any such offer and would evaluate it based on the best interest of OncoSec shareholders at that time. In addition, following the initial transaction, CGP and Sirtex will not have a majority of the Board of Directors and would be entitled to a total of only three of nine seats on the OncoSec Board of Directors as a result of the transaction.

●	This establishes a very favorable floor, not a ceiling, on a potential acquisition price at a significant premium from our current valuation. For example, should the stock be trading above $4.50 and CGP wishes to offer to acquire the outstanding shares, CGP would be required to offer at least 110% of the stock price at that time (i.e., if the stock is trading at $7.00, CGP would need to offer at least $7.70). Again, the OncoSec Board of Directors is not obligated to accept any such offer and would evaluate it based on the best interests of OncoSec shareholders.

1 Details of the transaction can be found in OncoSec’s filings with the U.S. Securities and Exchange Commission.

For this transaction to be approved, an affirmative vote from a majority of OncoSec’s shareholders is required. Please note, because of the nature of the proposed transaction, your broker cannot vote your shares for you. Therefore, in order for your vote to count, you will need to vote yourself.

To this end, you will receive a Proxy Statement seeking your “YES” vote regarding the strategic investment by CGP and Sirtex. This Proxy will guide you through the voting process and how to vote using the WHITE proxy card that will be included.

We look forward to continuing to communicate to you the advantages we believe this strategic alliance would offer OncoSec and you as its shareholder.

Sincerely,

Daniel O’Connor
President, Director & CEO
OncoSec Medical Incorporated

More details of the agreement can be found in OncoSec’s filings with the U.S. Securities and Exchange Commission. This communication is being made in respect of the proposed transaction involving OncoSec Medical Incorporated (the “Company”), Grand Decade Developments Limited, a direct, wholly-owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited, and Sirtex Medical US Holding. In connection with the proposed transaction, the Company intends to file relevant materials with the Securities and Exchange Commission, including a proxy statement. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, COMPANY STOCKHOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The Company’s stockholders may obtain free copies of the proxy statement (when it becomes available) and other relevant documents filed with the SEC by the Company at the SEC’s web site (http://www.sec.gov). Free copies of the proxy statement, when available, and other filings made by the Company with the SEC also may be obtained from the Investor Relations section of the Company’s web site (www.oncosec.com) or by directing a request to the Company, Attn: Investor Relations, 24 North Main Street, Pennington, NJ 08534-2218.

The initial announcement of the strategic transaction can be accessed via OncoSec’s website at https://ir.oncosec.com/press-releases/detail/2009/oncosec-announces-30-million-usd-strategic-investment-at-a.

About CGP

CGP is a public company listed on the Hong Kong stock exchange with a market capitalization of approximately $1.8 billion USD. CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organisations. CGP currently distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees. CGP also has significant experience in R&D and product commercialisation in China. Such experience dealing with the relevant Chinese regulatory bodies makes CGP an ideal strategic partner for OncoSec as it looks to gain regulatory approval to introduce TAVO™ to the Chinese market. For more information, visit www.chinagrandpharm.com.

About Sirtex

Sirtex Medical is a global healthcare business company with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. The Company’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries. For more information, visit www.sirtex.com.

About OncoSec Medical Incorporated

OncoSec is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVO have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVO, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ trademark of OncoSec Medical Incorporated.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

SIR-Spheres® is a registered trademark of Sirtex Medical US Holdings, Inc.

Forward Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially include: the status, progress and results of our clinical programs; our ability to obtain regulatory approvals for, and the level of market opportunity for our product candidates; our business plans, strategies and objectives, including plans to pursue collaboration, licensing or other similar arrangements or transactions; expectations regarding our liquidity and performance, including expense levels, sources of capital and ability to maintain operations as a going concern; the competitive landscape of our industry; and general market, economic and political conditions; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contact:

Gem Hopkins

Head of Corporate Communications

858-210-7334

ghopkins@oncosec.com